EXHIBIT 99.5

[Letterhead of KPS Capital Partners, L.P.]

October 19, 2020

Garrett Motion Inc.

La Pièce 16

1180 Rolle, Switzerland

Attention: Sean Deason, Jerome P. Maironi

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

United States

Attention: Scott Miller, Andrew Dietderich

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Attention: Evan S. Simpson

RE: Project Cresco

Dear Messrs. Deason and Maironi:

In this letter (this “Revised Proposal”), we are proposing to make the changes summarized below to our previously announced stalking horse bid (the “Existing Proposal”) for substantially all of the assets of Garrett Motion Inc. (the “Company”), which we believe represents significant additional value for the Company’s stakeholders. Terms that are used but not herein defined have the same meaning ascribed to them in the Share and Asset Purchase Agreement, dated September 20, 2020 (the “SAPA”), by and among Garrett Motion Inc., Garrett Motion Holdings Inc. (“GMHI”), Garrett Motion Holdings II Inc., Garrett ASASCO Inc. (“ASASCO”), AMP Intermediate B.V. and AMP U.S. Holdings, LLC.

Under this Revised Proposal, subject to and conditioned upon (a) the approval by the Court of the Bidding Procedures Order (including by entering into any necessary amendments to the SAPA and approving the Amended Bidding Procedures (as defined below)) and (b) the negotiation, execution and delivery of mutually satisfactory definitive documentation providing for this Revised Proposal (including the necessary amendments to the SAPA, the RSA, the Plan and any other Transaction Documents and confirmation to our satisfaction of the tax, structuring and financing impacts of the Revised Proposal), we are proposing the following changes to the Existing Proposal:

1.

Amendments to Bidding Procedures. We propose to revise the Bidding Procedures and amend the SAPA (as appropriate) to (i) provide for filing a motion seeking approval of the Disclosure Statement and Plan no later than November 30, 2020, the final date for submitting indications of interest as no later than November 20, 2020, the final date for submitting a qualified bid as no later than December 7, 2020 and for holding the Auction no later than December 18, 2020, (ii) cap the amount of our expenses subject to reimbursement as Stalking Horse Bid Protections at

$21 million, and (iii) confirm our understanding that the Debtors may consider alternative transactions structured as either sales or plans of reorganization (such Bidding Procedures, as so amended, the “Amended Bidding Procedures”).

2.

Purchase of ASASCO. In lieu of the acquisition of Non-U.S. TopCo as contemplated by the Existing Proposal, Buyer (or its permitted assignee) would acquire ASASCO from GMHI. ASASCO will retain the Honeywell Claims following the Closing (but not the Excluded Liabilities relating to the Honeywell Claims).

3.

Increased Purchase Price. In consideration for the acquisition of ASASCO, for the acquisition of the Honeywell Claims, and in response to various objections that have been filed to the Bid Procedures Motion as well as other recent developments, Buyer would increase the Purchase Price by $500 million. The amount of such additional value to be allocated to the purchase of ASASCO and to the purchase of the Honeywell Claims will be determined in good faith in accordance with procedures to be agreed with the Company.

4.

Co-Investors. Taking into account the aforementioned price increase and in further consideration for the acquisition of ASASCO, Buyer is prepared to remain a public company following the Closing (as successor registrant to the Company) that is listed on a recognized U.S. stock exchange and, in this connection, offer up to $350 million of co-investment opportunity (on the same economic terms as KPS) to the Company’s existing shareholders (no less than $100 million of which would be made available to all shareholders on a pro rata basis pursuant to a customary rights offering). This co-investment opportunity would result in the Company’s existing shareholders owning approximately 24% of Buyer’s outstanding common equity at Closing assuming exercise of these rights in full (and subject to customary adjustments). Any participation in these co-investment opportunities would result in an equal reduction to KPS’ aggregate equity commitment.

5.

Additional Contracts. Conditioned upon the unsecured creditors committee agreeing to support our Bidding Procedures and the Transaction prior to the hearing on the Bidding Procedures, Buyer is prepared to forego its ability to designate Additional Assumed Contracts and additional Rejected Debtor Contracts prior to the Designation Deadline as contemplated by the Existing Proposal.

*            *             *            *            *

Sincerely,

KPS CAPITAL PARTNERS, LP

By:	KPS Capital Partners, LLC its general partner

By:	/s/ Raquel Palmer
Raquel Palmer
Managing Partner

By:	/s/ Ryan Baker
Ryan Baker
Partner